Columbia Laboratories Inc.

August 4, 2011
11:00 a.m. ET

Operator:    Good day, ladies and gentlemen, and welcome to the second quarter 2011 Columbia Laboratories earnings conference call.

At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. Should anyone require operator assistance during today's conference, please press star and then zero on your touchtone telephone. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host for today, Mr. Seth Lewis, vice president at the Trout Group. Mr. Lewis, you may begin.

Seth Lewis:    Thank you for joining us this morning for Columbia Laboratories second quarter 2011 financial results conference call. My name is Seth Lewis of the Trout Group, Columbia's investor relations firm. With me today are Frank Condella, president and CEO, and Larry Gyenes, senior vice president, CFO, and treasurer of Columbia Laboratories.

If you've not already received it, you can access the press release Columbia issued this morning at www.columbialabs.com under the investor's tab. You can also access the live webcast of this call from there.

During the course of the call, management will make projections and other forward looking remarks regarding future events and the company's future performance. These forward looking statements reflect Columbia's perspective on current trends and information and can be identified by such words as expect, plan, will, may, anticipate, believe, could, should, intend, estimate, project, and other words of similar meaning.

Such forward looking statements are not guarantees of future performance and involve risks and uncertainties including those noted in Columbia's filings with the SEC on forms 10-K, 10-Q and 8-K. Actual results may differ materially from those projected in the forward looking statements. Columbia disclaims any intent or obligation to update these forward looking statements.

A replay of this call will be available approximately two hours after completion through Thursday August 11 and you'll be able to find the dial in information in today's press release.

The archive web cast will be available for one year on Columbia's website, again, www.columbialabs.com.

For the benefit of those who may be listening to the replay, this call was held and recorded on August 4, 2011. Columbia may have made announcements related to the topics discussed, so please reference the company's most recent press releases and SEC filings.

With that, I'll turn the call over to Frank Condella.

Frank Condella:    Thanks and good morning, everyone. During the second quarter of 2011 we made great progress on several fronts. Our partners, Watson and Merck Serono, continue to generate solid in-market growth for Crinone in their respective territories. We sold Striant to Actient Pharmaceuticals, and most importantly, our NDA for Prochieve progesterone vaginal gel to reduce the risk of preterm birth was accepted for filing by the FDA.

Approval of this NDA is the key to the company's future growth and this is where we'll remain focused for the foreseeable future. We are working closely with the FDA to ensure a thorough review with the ultimate aim of approval on or before February 26, 2012, which is the PDUFA date.

We are also preparing our supply chain and manufacturing operations for the potential launch by Watson. I'll discuss more highlights from this morning's press release after Larry reviews the financial results.

Larry?

Larry Gyenes:    Thanks, Frank. Good morning, all. For the second quarter of 2011, total net revenues were $19.2 million compared to $9.4 million in the same quarter last year. This is the last quarter we will amortize the $62 million up front revenue we reviewed from the sale of the progesterone assets to Watson in July 2010.

It also included the $5 million milestone payment from Watson for the NDA filing, which was a one-time payment. Net product revenues were $4.9 million in the second quarter of 2011 versus $9.5 million a year ago. There were no in-market sales of Crinone and Prochieve by Columbia during the second quarter of 2011 because responsibility for U.S. product sales transferred to Watson in July of 2010. Net revenues from sales of Crinone to Merck Serono and Watson continue to increase driven by strong in-market demand.

Total operating expenses were significantly lower, half a million dollars in 2011 compared to $10.2 million last year. This was driven by the near absence of sales and marketing expenses coupled with lower R&D and G&A costs. The 2011 quarter also benefitted from the $2.5 million gain on the Striant sale and the absence of $1.3 million in Crinone acquisition costs that were amortized in the second quarter of 2010.

As a result, net income for the second quarter of 2011 was $18.3 million, or 21 cents per basic and 16 cents per diluted share, compared to a net loss of $4.2 million or 6 cents per basic and diluted share for the second quarter last year.

Today our cash position remains strong with over $25 million in cash and equivalents including the $5 million milestone payment we received from Watson in July. If the FDA approves Prochieve for the preterm birth indication, we will receive a $30 million milestone payment from Watson upon commercial launch in the U.S., further strengthening our balance sheet.

We are making investments to increase manufacturing capacity to ensure we are able to meet the growing demand from our partners, the anticipated launch of Prochieve and the facility improvements to ensure compliant manufacturing operations.

Depending on the timing of the expected investment in manufacturing capacity, our cash balances will fluctuate throughout the remainder of 2011. We believe cash on hand will sustain our operations for the foreseeable future.

Looking ahead, we are done amortizing the upfront payment from Watson for the progesterone assets, our revenues are increasing and our operating expenses are low. Exclusive of noncash expenses, we expect to be operating at a slight loss in Q3 and Q4 but maintain a net profit for the full year.

And with that, I'll turn the call back to Frank.

Frank Condella:    Thanks, Larry. In the second quarter of 2011, our net product revenues were driven by sales of Crinone for the use in infertility protocols worldwide. In the U.S. total prescriptions for Crinone reached a record high in June of 2011. On a quarterly basis, total U.S. prescriptions increased about 50 percent in 2011 over 2010 levels.

Internationally sales to Merck Serono in Q2 increased 43 percent over prior year, primarily due to higher volumes. We are very pleased with the strong in-market demand for Crinone and look forward to continued product revenue growth.

In April we sold the U.S. rights to Striant to Actient Pharmaceuticals and last month we licensed rights to Striant in Canada to Invaron Pharmaceuticals. We believe the key value driver for Columbia is Prochieve to reduce the risk of preterm birth in women with a short cervical length at mid-pregnancy.

We remain singularly focused on the Prochieve opportunity and we are working with the FDA to ensure a thorough review of the NDA. Our submission was accepted for filing in June and we now have a PDUFA date of February 26, 2012. We are also preparing our supply chain for the potential launch of Prochieve in this indication by Watson.

As many of you know, Columbia and Watson have disagreed on whether or not Columbia met the contractual terms surrounding the clinical trial results milestone. We have been seeking payment of $6 million from Watson. While both companies agree that the pregnant study was a success, Watson maintains that the results do not meet the precise criteria of the contract. Unfortunately, we have not been able to come to an agreement and our only way forward is to progress to arbitration under the terms of the contract.

However, after further consultation with our legal advisors, considering the costs involved and the uncertain outcome of such a proceeding, Columbia has decided not to pursue this milestone further.

This has in no way adversely affected the very collaborative nature of our working relationship with Watson. In fact, Watson continues to provide a significant amount of resources to support regulatory, clinical, quality and manufacturing activities related to Prochieve.

The market opportunity for Prochieve is a large one and the support for the product is building. We are hopeful that cervical length measurement of pregnant women will become routine, driven by the scientific literature. Then, assuming FDA approval, physicians would be able to treat women with a short cervix at mid-pregnancy with Prochieve to reduce the risk of preterm birth.

If the FDA approves Prochieve for the preterm birth indication, we expect Watson would launch their marketing program almost immediately. We would receive the $30 million commercialization milestone and from that point forward, our royalty revenue stream from this product should increase substantially as Watson drives sales of Prochieve for this new indication.

I would like to thank our small but dedicated group of employees that are diligently working to realize the Prochieve opportunity for the benefit of our shareholders.

And with that, operator, please open the call for questions.

Operator:    Yes, sir. Ladies and gentlemen, if you would like to ask a question at this time, please press star and then 1 on your touchtone telephone. If your question has been answered, or you would like to remove yourself from the queue for any reason, you may press the pound key.

Once again, ladies and gentlemen, if you'd like to ask a question, please press star and then 1.

Your first question comes from Laura Engel of Stonegate. Please go ahead, your line is now open.

Laura Engel:    Good morning, gentlemen, congratulations on the quarter.

Male:    Thank you.

Laura Engel:    In your press release, it discusses the priority review and now you're discussing the February 26 day for Prochieve, but what was the point of withdrawing the request for the priority review?

Frank Condella: Laura, this is Frank. After consultation with the FDA, we agreed to withdraw the priority review request. While we do believe that it was appropriate to request that and we probably qualified for it, the FDA clearly wanted to make sure it had enough time for the review of this filing and also to have the option of holding an FDA advisory panel.

And at the time that we made this decision there were no panels scheduled for the remainder of this year.

Laura Engel:    Oh, OK.

Frank Condella:    There now has been a panel penciled in but we haven't been notified of a panel for this product, but there still remains the possibility that would occur.

Laura Engel:    OK. And then with pretty healthy cash balance and you know, a lot of change over the past year, you discussed, you know, enough cash for the foreseeable future, any - as far as your cash burn for operations, can you be a little more specific, just a lot of change going on in your operating expenses, give us a better idea of exactly what that might entail, given what your expenses will look like, fixed expenses and some variable going forward?

Larry Gyenes:    Sure. Yes, we're expecting in the third and fourth quarter of this year that our cash (burned) will total approximately $2 million for the second half of the year and that's primarily driven by our capital expenditures, OK, for the manufacturing capacity expansion and compliance that we're doing now, OK, in advance of the launch.

So, after that, we would expect to be cash flow neutral to positive going forward and therefore would have well in excess of $20 million at the end of the year.

Laura Engel:    OK, great. And just one last question if I could, you discussed the U.S. sales of the Crinone and, you know, I see the healthy growth in that. You also had it states a 43 percent increase over prior year in international markets - I believe that's under Merck - what was that - was that new geographical areas, was that expanded sales force? What was that a result of?

Frank Condella:    Yes, it's actually being driven by growth in some of the emerging markets and by recent product regulatory approvals in some large markets. So, it is an expansion of territory and growth in those really interesting and new and emerging markets.

Laura Engel:    Great, OK. Well, thank you, I appreciate your time today.

Larry Gyenes:    Thank you.

Operator:    Thank you. Our next question comes from the line of Raymond Myers with the Benchmark Company. Please go ahead, your line is now open.

Raymond Myers:    Thank you and congratulations to Frank and Larry for the NDA acceptance and the profitability.

I want to first ask you about prescription run rates. You had mentioned something about a 50 percent increase in your prepared remarks, what was that?

Frank Condella:    That was this quarter over the previous year's quarter.

Raymond Myers:    So, that's even higher than the 43 percent increase in sales of Merck Serono, right? So, is one prescriptions and the other one is actual revenues, is that the difference?

Frank Condella:    Well, the - yes, the thing is we do buy international prescription data, but Ray, it doesn't really serve as a good indicator because it's not as complete, so we basically are telling you how much product we've sold to Merck Serono is 43 percent up over prior year and it's driven primarily by growth.

You know, it's a volume mix analysis that goes through that but pricing has been good but it's mostly volume driven. And, you know, when you look at the U.S. we can give you a little bit better insight into in-market sales, but I will say internationally from what we can tell, the sales from us to Merck Serono are being driven by in-market demand. So, it's not just an inventory build or an order aberration. They do have good, strong demand in their markets, which is being reflected in our sales to them.

With Watson we can track in a couple of different ways. We can actually track the U.S. prescriptions, which we've reported on here and we can also see what our royalty from Watson is, which is 10 percent right now of their in-market sales. So, both of those are showing good increases quarter to quarter based on prior year.

Larry Gyenes:    Yes, in fact, if you convert the royalties into sales, year over year, Crinone is up for the first half 21 percent in the first half of the year and 11 percent for the most recent quarter. We had a pretty good quarter last year. So, anyway, they're both up significant double digits.

Raymond Myers:    That's 21 percent in the first half, 11 percent in Q2?

Larry Gyenes:    Yes.

Raymond Myers:    And that's U.S Crinone prescriptions or sales?

Larry Gyenes:    Yes, those are sales.

Raymond Myers:    And what about prescription trends. Do you have IMS or other prescription trends for the United States?

Frank Condella:    Well, that's what we said - we said that the second quarter - well, the prescription trends, yes, I think on a monthly basis we're tracking prescription trends and I don't have it right in front of me but it seems to recall it's a number around 13 percent growth year on year year-to-date in the U.S. It might be a little bit more than that, 13, 14 percent, something like that.

Raymond Myers:    How is that trending throughout the seven months so far this year? Is that trending flat or increasing or decreasing as a percent growth rate? The prescription trends.

Frank Condella:    Well, it's 13 percent up year on year and I think it's more like a rolling 12 month average.

Raymond Myers:    What I'm asking is the rate of prescription trend growth rising?

Frank Condella:    Oh, is it getting more increasing more recently? Yes. The last couple of months there has been an uptick in the prescription growth, yes. But, you know, we don't know whether that's to do with new specialty pharma reporting coming into IMS or whether that's due to IMS - that's there's actually more demand.

We don't have any indication, Ray, if you're trying to associate this with, you know, use of Crinone in preterm birth, at this point we don't have any third party indication that there is Crinone being used significantly off label. Of course, we know that there are some users of - some clinics using Crinone routinely for women with short cervix, but I don't know that the last couple of months are due to preterm birth.

I think the fertility business in terms of the Watson effort into the infertility franchise has been very strong. Their sales force is, I think, getting a good head of steam and they've been doing quite well against the competitor, which is Endometrin.

Raymond Myers:    OK, sounds good. Let me clarify this issue with the $6 million royalty, or sorry, milestone dispute. An important question is that does Watson dispute any of the statistics that you've presented to them in support of achieving the important milestone?

Frank Condella:    No, Ray, they don't dispute the statistics at all. All the statistics have been made public through the online publication, the Journal of Ultrasound. We - it comes down to an interpretation of what composite score can be used to measure the secondary endpoint as outlined in the contract?

There were 12 different composite scores and we hit a number of them and we missed a number of them, according to the 0.05 probability - or P value of significance. And it comes down to, well, which one of those composite scores count for the precise interpretation of the contract?

And, you know, we believe that we had a successful trial. Watson believes we had a successful trial. We had made a claim for the milestone based on our interpretation, Watson made a - they sent back to us notification they did not believe that we had achieved it based on their interpretation. After we received their interpretation, we took additional advice, we looked heavily into the arbitration proceedings, the costs involved with arbitration, we looked at how the arbitration system works. And it's a yes or no type of decision.

The arbitration process is not one that will come to a compromise. So, it's not mediation, it's arbitration, there is a win/lose situation. And based upon, you know, a more in-depth analysis and looking at Watson's position versus our position, we made a decision not to move ahead and incur the cost of arbitration.

Raymond Myers:    OK, well, that makes sense. You'd mentioned in your prepared remarks about making investments to increase your capacity to meet Watson's targeted sales. Can you provide a little more detail into how much you intend to spend, what's the process to get the capacity higher and most important, how much is Watson expecting to sell? What capacity are you trying to get to?

Larry Gyenes:    Well, Watson's forecasts are confidential, OK, so, but basically what we're doing is that, you know, we have both the manufacturing of the gel itself, OK, where we're upgrading the facility in the U.K. that we contract with and we have the actual filling of the applicators, OK, which is done at a second facility and there we're adding a production line to it.

And in total, it's about $2 million, OK, which is as I said earlier, was the net cash reduction, OK, that we would expect over the next six months. Maybe some of that will spill over into next year, but in total it's about $2 million.

Frank Condella:    And it's going to be supporting the continued volume growth we currently that we not only expect from Watson, but also from Merck Serono and we will be amortizing this over in the cost of goods. So, in many cases we'll be recapturing this investment through our product sales to Merck Serono and to Watson.

Raymond Myers:    OK, great, and one more if I could. Could you touch upon your progress in preparing for the FDA review? I understand there's some site audits that may be going on, can you give us some detail as to how those started, how are they going, when do you expect them to be finished, et cetera?

Frank Condella:    Well, like we said, we're working with the FDA to ensure a full review. There is an inspection that will - that are ongoing or scheduled to be held in manufacturing operations and clinical sites. They could show up here at any time, we don't know, but, you know, this is all part of the routine process of review of an NDA.

We did a lot of preparation before submitting the NDA, we continued to do preparation afterwards, you know, we're working hard to be ready to respond to any questions we might get from the FDA, so it's an ongoing process. And so far, you know, our team here is, I mean, that's about all we focus on and as I mentioned, we've got a lot of support of a lot of resources being committed by Watson, which are beyond the scope of what is contractually obligated but they are really giving a lot of people and resources that have been invaluable in this process as well.

Raymond Myers:    OK, thank you very much.

Larry Gyenes:    Thanks, Ray.

Operator:    Thank you. And once again, ladies and gentlemen, if you'd like to ask a question, please press star and then 1 on your touchtone telephone.

Our next question comes from the line of Ralph Labriola from Wells Fargo Advisors. Your line is now open, please go ahead.

Ralph Labriola:    Good morning, guys.

Larry Gyenes:    Hey, Ralph.

Ralph Labriola:    Although most of us are focusing on premature birth, can we assume that you might be cash flow positive just on the sale of Crinone for the infertility market late this year or early next year?

Larry Gyenes:    Well, just, yes, Crinone itself obviously is cash flow positive because we make profits off the Merck Serono side, OK, of about a 40 percent margin on that and we get, you know, a 10 percent margin on the sales to Watson, plus we get, you know, the royalties, which of course have 100 percent margin on. So, the Crinone business is definitely positive.

Ralph Labriola:    OK. I have in front of me ACOG's district 5 annual meeting, which is in September and I noticed Roberto Romero on the twenty-fourth of September is speaking about cervical length, progesterone for the prevention of premature birth. I know he was instrumental in bringing the collaboration between the NIH and you guys together, if I'm not mistaken.

Frank Condella:    That's correct.

Ralph Labriola:    Do you think you'll begin to suggest or recommend that ACOG as a community of doctors dealing with Crinone for these issues adopt a protocol change that we measure for cervical length at mid-pregnancy?

Larry Gyenes:    Well, I mean, it appears that ACOG and if you listen to Watson call or not, you know, they gave an update there, OK, and it looks like ACOG and the maternal fetal medicine group are coming together to create a guideline that would recommend that they do routine cervical screening to be standard of care.

Ralph Labriola:    And assuming an FDA approval, you guys would be the only product approved for that indication?

Larry Gyenes:    That is correct.

Ralph Labriola:    The - based on the market potential - and I'm just going to, you know, whether it a billion, a billion five, a billion seven, I've heard different numbers - assuming that a change in the protocol, you know, accepted by ACOG, have the market penetration numbers taken into consideration that change in protocol and as you guys begin to quantify that we might go from projected 15 or 20 percent to 25 or 30 with that sort of an adoption. Has that been talked about at all?

Frank Condella:    Well, I think that the most of the projections so far have been quite conservative and you know, we really have to rely upon both the analysts that are covering us as well as Watson now, because they are the marketer.

You know, we used to go and tell you what we thought the theoretical market size is and certainly penetration of that market and the size of that market, it's probably best left to Watson to define that now. But, I think if you look at Watson's progress on a number of fronts on their business, there's no reason for them to be overly bullish on the Prochieve forecast at this point because, you know, their business is doing quite well.

But, I think their current forecast of I think somewhere in the $270 to $300 million range is, you know, from our perspective we think it's on the conservative side and we think that, you know, through the routine cervical screening we're going to get a better handle on what range of cervical length that people will be starting to treat and that will determine the market size. And then, of course, there's got to be a pricing decision made as well.

Ralph Labriola:    Has Roberto Romero, I mean, has he talked about - assuming this was a protocol that was recommended, has he talked about cervical length, whether we do this from 3 centimeters down or 2.5 down? Has he - or has he left it more of a general recommendation?

Frank Condella:    Well, Dr. Sonia Hassan who works with Dr. Romero in Detroit recently gave a talk to some folks in New York and she was saying that they treat in the range of up to 25 mm or 2.5 cm and you know, some people have talked about going up to 2.8.

You know, I don't know if there's going to be that precise of a cutoff. I think that the important thing and where Watson's working and where we're providing support wherever we can is to first get routine cervical length screening as a matter of clinical care and then, treatment will follow after that.

And I think that people, you know, given the safety of this drug, there will be a natural tendency, assuming that the price makes pharmacoeconomic sense, then there will be a natural tendency to treat, you know, a fairly good range of women.

Ralph Labriola:    It seems clear that the efforts to better understand the concerns as advocated by the NIH would probably be helpful to your marketing efforts. In any case …

Frank Condella:    Absolutely. I mean, it certainly helps, but you know, I think that the best marketing - the best driver for sales will be NDA approval and Watson being able to be out there and pushing this to all OB/GYNs around the country.

Ralph Labriola:    OK, great. Well, good luck. We'll continue to keep an eye on things.

Larry Gyenes:    Thanks a lot, Ralph.

Ralph Labriola:    I appreciate it. Bye now.

Operator:    Thank you. And with no further questions in queue, I would like to turn the conference back over to Mr. Frank Condella for any closing remarks.

Frank Condella:    Well, I just want to thank everyone for joining us today and for your continued interest and support of Columbia labs. We look forward to updating you again soon as we continue to execute our strategy and work to increase shareholder value.

Thank you and have a good day.

Operator:    Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program and you may all disconnect. Have a great rest of the day.

END